Exhibit 10.8
March 14, 2006
Stan Tusman
Dear Stan:
     [Introductory language regarding 2005 results, omitted. The Company undertakes to furnish a supplemental copy of such language to the Securities and Exchange Commission upon request.]
     The bonus plan for 2006 is based on the profit after-tax using a standard corporate tax rate.

15%	of your cumulative salary if the company achieves an after-tax profit of	$3,000,000
22.5%	of your cumulative salary if the company achieves an after-tax profit of	$4,000,000
30%	of your cumulative salary if the company achieves an after-tax profit of	$5,500,000
37.5%	of your cumulative salary if the company achieves an after-tax profit of	$6,955,000
50%	of your cumulative salary if the company achieves an after-tax profit of	$8,375,000
62.5%	of your cumulative salary if the company achieves an after-tax profit of	$9,700,000
75%	of your cumulative salary if the company achieves an after-tax profit of	$11,000,000
     In addition, you will earn 12.5% of your cumulative salary if, in my opinion, you have met the criteria outlined on the attached.
     The bonus period will be the fiscal months of February 2006 through January 2007. You must be an active employee of Bakers Footwear Group at the time bonuses are paid to be eligible to receive your bonus.
     We are excited about our business in the coming year. We hope it is profitable for all of our shareholders and us.

Sincerely,

/s/ Peter Edison

Peter Edison
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[Attachment, regarding 2006 goals and objectives, omitted. The Company undertakes to furnish a supplemental copy of such attachment to the Securities and Exchange Commission upon request.]